EXHIBIT 10.8

WeedMD

151 Bloor Street West

Suite 703

Toronto, Ontario

Canada M5S 1S4

May 28, 2014

United Cannabis Corporation

9249 S. Broadway

Suite 200-883

Highlands Ranch, Colorado

USA 80129

Attention: Ernie Blackmon

RE:

LETTER AGREEMENT

This letter will serve as a binding letter agreement (the "Agreement") to set out the relationship between United Cannabis Corporation ("UCC") and WeedMD RX Inc. ("WeedMD"). The terms and conditions, governing the relationship between UCC and WeedMD will be those set out in this Agreement.

The following sets out the principal terms of the relationship between UCC and WeedMD.

1.

STRATEGIC PARTNERSHIP

UCC, on the one hand and WeedMD, on the other hand, hereby agree to establish an exclusive strategic partnership (the "Partnership") in respect of the cultivation, growing, production and distribution of marijuana in Canada. The Partnership shall have a perpetual term.

A)   UCC'S SERVICES

UCC shall provide the following services, in connection with the Partnership (collectively, the "UCC Services"):

(i)

providing a royalty free license to use UCC's intellectual property (including, without limitation, "Act Now") as well as providing know-how, research & development and product strains for the Weed MD project located in Aylmer, Ontario (the "Aylmer Project", and any other WeedMD projects in Canada (the "Projects");

(ii)

providing  experience  and  expertise  related  to  all  aspects of  start-up  and  ongoing execution and operations to be undertaken by the Projects;

(iii)

providing authorization and a  royalty free license to use "Powered by United Cannabis Corporation" in connection with the Projects and their respective products;

(iv)

providing WeedMD with access to its grower(s) and invitation to site visits in the United States of America on a regular basis and opportunity to attend and participate in offsite sessions with UCC's contract growers;

(v)

sharing growing expertise and best practices including technology and applications with WeedMD;

(vi)

management from UCC to travel for regular visits with WeedMD in Toronto and other cities in Canada, as required, for corporate development and business development purposes and also to visit the WeedMD facility in Aylmer for operational  insight, input, feedback, recommendations and support;

(vii)

providing   marketing   support   and   awareness   of   partnership   and   collaborative relationship in Canada with WeedMD through all available UCC marketing channels for the Projects; and

(viii)

providing access and use of all UCC content, editorial, publications, videos, articles, photos, pictures and findings to communicate with potential customers and existing customers and with medical practitioners in Canada through online and print materials developed by UCC along with Canadian web traffic (if any) for  WeedMD (and/or to a company assigned by WeedMD to develop an online portal and associated websites for Canada which will depend on Health Canada marketing restrictions) and ensure proper credit to UCC for all copyrighted materials.

B)  CONSIDERATION FOR UCC'S SERVICES

In consideration for the UCC Services, WeedMD shall issue from treasury to UCC, 1,187,500 common shares in the capital of WeedMD within 10 business days following the execution of this Agreement.

C)  FINDER'S FEE

As a finder's fee in connection with the strategic partnership, WeedMD shall issue from treasury to Harold Algers and Edward Smolin or their nominee, 125,000 common shares in the capital of WeedMD within 10 business days following the execution of this Agreement.

2.

WEEDMD SHARE PURCHASE WARRANTS

Within 10 business days following the execution of the Agreement, WeedMD shall issue to UCC, 3,000,000 warrants to purchase shares in the capital of WeedMD (collectively, the "Warrants" and each a "Warrant"). Each Warrant shall entitle UCC to purchase one common share in the capital of WeedMD for a price of $0.50 for a period of six (6) months from the Warrant's date of issuance. Certain investors in UCC have outstanding Series A Warrants for UCC common stock priced at $7.50. In the event that a minimum of 800,000 US$7.50 Series A Warrants of UCC are exercised before or after 20 consecutive trading days at US$15.00 per share for UCC common stock , UCC shall be required to exercise the Warrants to purchase 3,000,000 shares of WeedMD common stock within 10 business days.

Upon the exercise of the 3,000,000 Warrants by UCC, WeedMD will issue a side letter to UCC providing UCC with the option to subscribe for common shares in the capital of WeedMD at the same price per share and on the same terms and conditions as any additional shares offered by WeedMD in any such offering(s), to the extent required for UCC to avoid dilution of its current proportionate holding of shares in the capital ofWeedMD.,

3.

EXCLUSIVITY

Weed MD and UCC agree that WeedMD shall be its and its Affiliates' (as defined below) exclusive partner in Canada, with the exception of the First Nations project, for marijuana production and all related products and services along with distribution for medical marijuana and potential future recreational marijuana in Canada and that it and its Affiliates will not be involved in, directly or indirectly, in any business competitive with the Projects without the involvement or prior written consent of WeedMD and UCC respectively. For the purposes of this Section 4, "Affiliate"  means, as applied to a person, (a) any other person controlling, controlled by or under common control with that person, (b) any other person that owns or controls fifty (50%) percent or more of any class of equity securities (including any equity securities issuable upon the exercise of any option or convertible security) of that person or any of its affiliates, or (c) any director, partner, principal, officer, agent, employee or relative of such person, where "control" (including with correlative meanings, the terms "controlling", "controlled by", and "under common control with") as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through ownership of voting securities, by contract or otherwise.

4.

RIGHT TO CO-INVEST IN SELECT PROJECTS

Within 30 days of execution of this Agreement, the parties will enter into a side letter agreement whereby UCC shall provide WeedMD or its nominee(s) with the right to invest, on a 50/50 basis, in select projects in UCC's sole discretion which UCC will be investing in the United States of America and internationally.

5.

PRESS RELEASES

The parties hereto agree not to issue press releases in connection with this letter, the relationship Between the parties hereto, or the transactions contemplated in this letter without the prior written approval of both parties.

6.

MISCELLANEOUS

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of the Canada applicable therein. Neither party hereto can assign all or any part of this letter without the prior written consent of the other party hereto. This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns This letter may be signed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute one and the same instrument. Delivery of such counterparts may be made by fax or PDF via email, either of which will be deemed to have the legal effect of an original.

The effective date of this Agreement will be the date that it has been executed by both parties hereto.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Yours very truly,

Acknowledged and agreed this 30th day of May 2014.

WEEDMD RX INC.

/s/ Michael P. Kraft

Per: Michael P. Kraft

Title: Chairman

I have authority to bind the company.

UNITED CANNABIS CORPORATION

/s/ Earnest Blackmon

Per:  Earnest Blackmon

Title: President

I have authority to bind the company.

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